Exhibit 10.3

FORM OF DEVELOPMENT AGREEMENT

This Development Agreement is entered into on, and effective as of,             , 2013 (the “Closing Date”), and is by and among New Source Energy Partners L.P., a Delaware limited partnership (the “Partnership”), New Source Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), New Source Energy Corporation, a Delaware corporation (“New Source Energy”), and New Dominion, LLC, an Oklahoma limited liability company (“New Dominion”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, on the Closing Date, New Source Energy will contribute and/or sell certain assets and interests to the Partnership, including certain oil and gas wells, and the reserves and equipment associated therewith, located in Oklahoma (the “Contribution”) pursuant to the Partnership Contribution Agreement (as defined herein) in exchange for limited partnership interests in the Partnership, cash and other consideration agreed to by the Parties; and

WHEREAS, upon completion of the Contribution, the Partnership will own the Partnership Properties;

WHEREAS, the parties hereto, together with Scintilla, LLC, an Oklahoma limited liability company (“Scintilla” and together with New Source Energy and New Dominion, the “New Source Group”), have entered into an Omnibus Agreement of even date herewith (the “Omnibus Agreement”) pursuant to which the New Source Group will perform certain services for the Partnership;

WHEREAS, New Dominion, Scintilla, and certain other private participants entered into a Golden Lane Participation Agreement (the “Participation Agreement”) dated as of January 10, 2007, including an Operating Agreement attached as Exhibit B thereto, as amended by Amendment No. 1 to the Participation Agreement, dated as of October 20, 2007, pursuant to which New Dominion serves as the operator for the Project Area (as defined in the Participation Agreement);

WHEREAS, the Partnership Properties are situated within the Project Area;

WHEREAS, New Source Energy and Scintilla entered into an Assignment and Assumption Agreement, dated as of August 12, 2011, pursuant to which Scintilla assigned certain of its interest and rights under the Participation Agreement, including the interests and rights related to the Partnership Properties, to New Source Energy;

WHEREAS, the Partnership and New Source Energy have entered into an Assignment and Assumption Agreement of even date herewith, pursuant to which New Source Energy has assigned certain of its interest and rights under the Participation Agreement, including all interests and rights related to the Partnership Properties, to the Partnership; and

WHEREAS, pursuant to the Participation Agreement, New Dominion will operate, maintain and develop the Partnership Properties and provide the other services, all as set out in the Participation Agreement, and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 DEFINITIONS.

“AAA Rules” is defined in Section 5.8.

“Agreement” means this Development Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Annual Growth Drilling Budget” is defined in Section 2.3(a).

“Annual Maintenance Drilling Budget” is defined in Section 2.1(a).

“Barrel” means a stock tank barrel, or 42 U.S. gallons liquid volume.

“Barrel of Oil Equivalent” means the calculation method of aggregate production volumes using a conversion for natural gas volumes at a ratio of six thousand cubic feet per Barrel of oil.

“Closing Date” is defined in the Preamble.

“Conflicts Committee” is defined in Section 5.2.

“Contribution” is defined in the Recitals.

“General Partner” is defined in the Preamble.

“Growth Capital Expenditures” has the meaning given such term in the Partnership Agreement.

“Maintenance Capital Expenditures” includes (i) replacement and maintenance costs of saltwater disposal wells pursuant to Section II.A.2 of the Participation Agreement, (ii) oil, gas, water and electrical infrastructure costs pursuant to Section II.A.2 of the Participation Agreement, (iii) Project Costs (as defined in the Participation Agreement) pursuant to Section II.A.3 of the Participation Agreement, (iv) drilling and completion costs pursuant to Section II.A.4 of the Participation Agreement and (v) any other costs chargeable to the Partnership pursuant to the Participation Agreement that would be classified as Maintenance Capital Expenditures pursuant to the Partnership Agreement (as such term defined in the Partnership Agreement).

“Minimum Maintenance Drilling Target” is defined in Section 2.1(b).

“New Dominion” is defined in the Preamble.

“New Source Energy” is defined in the Preamble.

“New Source Group” is defined in the Recitals.

“Omnibus Agreement” is defined in the Recitals.

“Participation Agreement” is defined in the Recitals.

“Partnership” is defined in the Preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as it may be amended, modified or supplemented from time to time.

“Partnership Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and among New Source Energy, the General Partner and the Partnership.

“Partnership Properties” has the meaning given such term in the Partnership Contribution Agreement.

“Party” and “Parties” are defined in the Preamble.

“Proportionate Share” has the meaning given such term in the Participation Agreement.

“Production Target” means an aggregate average net daily production volume of oil, natural gas and natural gas liquids of 3,200 Barrels, calculated using Barrel of Oil Equivalent during any consecutive four-Quarter period.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Quarterly Growth Drilling Schedule” is defined in Section 2.4(a).

“Quarterly Growth Expenditure Target” is defined in Section 2.3(a).

“Quarterly Maintenance Drilling Schedule” is defined in Section 2.2(a).

“Quarterly Maintenance Expenditure Target” is defined in Section 2.1(a).

“Scintilla” is defined in the Recitals.

“Term” means the period commencing with the Closing Date and ending on December 31, 2016.

1.2 OTHER DEFINITIONS. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

1.3 CONSTRUCTION. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

DRILLING BUDGET AND SCHEDULE

2.1 MAINTENANCE DRILLING BUDGET.

(a) No later than December 1 of each fiscal year (and no later than the Closing Date with respect to the fiscal year in which the Closing Date occurs) during the Term of this Agreement, the General Partner shall prepare and submit to the New Dominion and the Partnership a drilling budget (the “Annual Maintenance Drilling Budget”) specifying the Partnership’s commitment to spend a specified dollar amount of the Maintenance Capital Expenditures that New Dominion will endeavor to spend pursuant to the Participation Agreement for each Quarter in the following fiscal year (and, with respect to the fiscal year in which the Closing Date occurs, the Maintenance Capital Expenditures for the remainder of the Quarter in which the Closing Date occurs and the remaining Quarters for such fiscal year) (the “Quarterly Maintenance Expenditure Target”). The average Annual Maintenance Drilling Budget during the Term of the Agreement shall not be less than $8.2 million.

(b) Pursuant to the provisions set forth in Article III, New Dominion will use its commercially reasonable best efforts to conduct its operations such that the Partnership’s Proportionate Share of Maintenance Capital Expenditures is equal to the Annual Maintenance Drilling Budget for any fiscal year and equal to the Quarterly Maintenance Expenditure Target for any Quarter.

(c) Notwithstanding Section 2.1(a) above, in no event shall the sum of the Quarterly Maintenance Expenditure Targets set forth in any Annual Maintenance Drilling Budgets submitted by the General Partner cause the aggregate Quarterly Maintenance Expenditure Target for any consecutive four-Quarter period to be less than $6.32 million (the “Minimum Maintenance Drilling Target”).

(d) The General Partner may, at any time and at its sole discretion, amend the Annual Maintenance Drilling Budget for the then current fiscal year, so long as any such amendment would not result in a failure to achieve the Minimum Maintenance Drilling Target.

(e) In the event that the General Partner fails to submit to New Dominion an Annual Maintenance Drilling Budget in accordance with this Section 2.1, the Annual Maintenance Drilling Budget shall be equal to the Minimum Maintenance Drilling Target, and the Quarterly Expenditure Target for each Quarter in such fiscal year shall be equal to twenty five percent (25%) of the Minimum Maintenance Drilling Target.

2.2 MAINTENANCE DRILLING SCHEDULE.

(a) No later than January 1, April 1, July 1 and October 1 of each fiscal year (and no later than the Closing Date with respect to the Quarter in which the Closing Date occurs), the General Partner shall prepare and submit to New Dominion a list of the maintenance wells and projects to be drilled during such Quarter (the “Quarterly Maintenance Drilling Schedule”), based on the Quarterly Maintenance Expenditure Target for the applicable Quarter contained in the current Annual Maintenance Drilling Budget. The determination of wells to be included on any Quarterly Maintenance Drilling Schedule shall be at the sole discretion of New Source Energy.

(b) Notwithstanding Section 2.2(a) above, New Source Energy shall use its commercially reasonable best efforts to ensure that the Quarterly Maintenance Drilling Schedule will include a number of wells and workover projects that is sufficient to meet the Production Target.

2.3 GROWTH DRILLING BUDGET.

(a) No later than December 1 of each fiscal year (and no later than the Closing Date with respect to the fiscal year in which the Closing Date occurs) during the Term of this Agreement, the General Partner shall prepare and submit to the New Dominion and the Partnership a drilling budget (the “Annual Growth Drilling Budget”) specifying the Partnership’s commitment to spend a specified dollar amount of the Growth Capital Expenditures that New Dominion will endeavor to spend pursuant to the Participation Agreement for each Quarter in the following fiscal year (and, with respect to the fiscal year in which the Closing Date occurs, the Growth Capital Expenditures for the remainder of the Quarter in which the Closing Date occurs and the remaining Quarters for such fiscal year) (the “Quarterly Growth Expenditure Target”).

(b) Pursuant to the provisions set forth in Article III, New Dominion will use its commercially reasonable best efforts to conduct its operations such that the Partnership’s Proportionate Share of Growth Capital Expenditures is equal to the Annual Growth Drilling Budget for any fiscal year and equal to the Quarterly Growth Expenditure Target for any Quarter.

(c) The General Partner may, at any time and at its sole discretion, amend the Annual Growth Drilling Budget for the then current fiscal year.

2.4 GROWTH DRILLING SCHEDULE. No later than January 1, April 1, July 1 and October 1 of each fiscal year (and no later than the Closing Date with respect to the Quarter in which the Closing Date occurs), the General Partner shall prepare and submit to New Dominion a list of the maintenance wells and projects to be drilled during such Quarter (the “Quarterly Growth Drilling Schedule”), based on the Quarterly Growth Expenditure Target for the applicable Quarter contained in the current Annual Growth Drilling Budget. The determination of wells to be included on any Quarterly Growth Drilling Schedule shall be at the sole discretion of New Source Energy.

ARTICLE III

OPERATOR’S RESPONSIBILITIES

3.1 For each Quarter during the Term of this Agreement, New Dominion shall use its commercially reasonable best efforts to:

(a) perform its obligations under the Participation Agreement so as to result in the Partnership’s Proportionate Share of Maintenance Capital Expenditures being equal to the Annual Maintenance Drilling Budget;

(b) perform its obligations under the Participation Agreement so as to result in the Partnership’s Proportionate Share of Growth Capital Expenditures being equal to the Annual Growth Drilling Budget;

(c) cause the wells drilled pursuant to the Participation Agreement to be consistent with the Quarterly Maintenance Drilling Schedule; and

(d) cause the wells drilled pursuant to the Participation Agreement to be consistent with the Quarterly Growth Drilling Schedule.

3.2 In the event that New Dominion desires to (i) cause the Partnership’s Proportionate Share of Maintenance Capital Expenditures to be greater than or less than the Annual Maintenance Drilling Budget or Quarterly Maintenance Expenditure Target for any fiscal year or Quarter, respectively, (ii) cause the Partnership’s Proportionate Share of Growth Capital Expenditures to be greater than or less than the Annual Growth Drilling Budget or Quarterly Growth Expenditure Target for any fiscal year or Quarter, respectively, or (iii) make additions, deletions or substitutions to the Quarterly Maintenance Drilling Schedule or Quarterly Growth Drilling Schedule for any Quarter, New Dominion shall obtain approval from the General Partner, in writing, of such deviations from the Annual Maintenance Drilling Budget, Quarterly Maintenance Expenditure Target, Quarterly Maintenance Drilling Schedule, Annual Growth Drilling Budget, Quarterly Growth Expenditure Target or Quarterly Growth Drilling Schedule, as applicable.

ARTICLE IV

COMPENSATION

The Partnership will pay New Dominion for the services performed hereunder in accordance with the Participation Agreement.

ARTICLE V

MISCELLANEOUS

5.1 TERMINATION. Notwithstanding anything herein to the contrary, New Dominion may resign and thereby terminate this Agreement upon twelve (12) months advance written notice.

5.2 AMENDMENT. This Agreement may be amended or modified only (a) to cure any ambiguity, defect or inconsistency; (b) to conform the text of the Partnership’s Registration Statement on Form S-1 (File No. 333-185754), as amended and as of its most recent effective date; or (c) upon the approval of the conflicts committee of the board of directors of the General Partner (the “Conflicts Committee”); provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner would have a material adverse effect on the holders of the Partnership’s common units representing limited partner interests. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.3 DEFAULT AND REMEDIES. The following shall be Events of Default under the terms of this Agreement and the terms “Events of Default” or “Default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a) If any party shall file a voluntary petition for bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or any answer seeking or acquiescing in any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief for itself under any then current federal, state or other statute, law, or regulation, or shall seek, consent to, or acquiesce in the appointment of any trustee, receiver, or liquidator of such party, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

(b) If any party shall materially fail to perform or observe any covenant, provision, term, restriction, or condition required to be performed or observed by such party under the terms of this Agreement (other than the obligation to pay money referenced in subsection (a) above) which continues for more than ninety (90) days after such party has received written notice thereof; provided that if such failure cannot be cured within such ninety (90) day period, no default shall occur if the relevant party has begun good faith efforts to cure the failure within such ninety days. In the event of a dispute between the parties whether a material failure to perform has occurred, no termination of this Agreement shall occur until the defaulting party has the opportunity to cure provided by this section, after the existence of such failure has been determined in accordance with this Agreement.

If any of the Events of Default enumerated in this Section 5.2 occurs, then in such event and as often as the same occurs without cure, the non-defaulting party may, at its option terminate this Agreement by providing ninety (90) days written notice.

Exercise of the foregoing remedies shall not preclude the parties from exercising every other remedy provided herein or at law, it being the intention of the parties that parties’ remedies shall be cumulative and shall survive termination of this Agreement.

5.4 ASSIGNMENT: New Dominion shall not assign its rights or obligations pursuant to this Agreement without first receiving the written consent of New Source Energy and the Partnership to such assignment.

5.5 NOTICES: Any notice required to be given hereunder shall be in writing and shall be deemed to be delivered when properly addressed and posted by certified mail, postage prepaid, return receipt requested, to any party hereto at the address shown on the first page hereof, or at such other address as either party shall designate to the other by do notice.

5.6 GOVERNING LAW: This Agreement shall be constructed in accordance with, and governed in all respects by, the laws of the State of Oklahoma, without regard to its conflicts of laws principles.

5.7 BINDING AGREEMENT: This Agreement shall be binding upon the successors and permitted assigns of the parties hereto.

5.8 FORCE MAJEURE: In the event performance of New Dominion’s obligations hereunder is prevented by labor disputes; by law, regulations, or statues enforced by any governmental agency; or by other extraordinary causes beyond the reasonable control of New Dominion, the obligations of New Dominion under this Agreement shall be suspended, and during such suspension New Source Energy and the Partnership shall be relieved of the obligation to make any payments to New Dominion as provided for herein. New Dominion shall give New Source Energy and the Partnership prompt notice of any claimed force majeure event and shall use its best efforts to eliminate or mitigate any such event.

5.9 ARBITRATION. If any controversy, claim or dispute arising out of or relating to this Agreement or the breach or performance thereof occurs, the parties shall meet and exert reasonable efforts to reach an amicable settlement for a period not to exceed twenty (20) days from the date written notice of the controversy, claim or dispute is served by the complaining party to the other party under this Agreement. If for any reason such settlement fails to occur within such twenty-day period (or such other period as the parties may agree in writing), the parties will then enlist the services of a mutually agreed upon industry representative to facilitate negotiations for an additional twenty (20) day period in an attempt to resolve the controversy. If a favorable resolution is not attained within the additional twenty (20) day period, (or such other period as the parties may agree in writing), the controversy, claim or dispute shall be finally and conclusively resolved by a binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (“AAA Rules”) and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq., and judgment on any award thereby rendered may be entered in any court having jurisdiction thereof.

(a) Any such arbitration shall proceed as promptly and as expeditiously as possible (and the parties shall cooperate to this end) before three arbitrators, consisting of one arbitrator appointed by the claimant, one arbitrator appointed by the respondent, and the third arbitrator appointed by the two party-appointed arbitrators. Arbitration shall be initiated by written notice of intention to arbitrate made pursuant to the AAA Rules. The claimant shall identify its appointed arbitrator in the notice of intention to arbitrate, and the respondent shall identify its appointed arbitrator within ten (10) days of its receipt of the notice of intention to arbitrate. The two party-appointed arbitrators shall agree upon and appoint the third arbitrator within the ten (10) day period following the appointment of the second party-appointed arbitrator. If either the claimant or the respondent fail to appoint an arbitrator pursuant to the foregoing, or if the two party-appointed arbitrators fail to agree upon and appoint the third arbitrator within the above-referenced ten (10) day period, then such arbitrator or arbitrators shall be appointed by the AAA pursuant to the AAA Rules. The arbitrators chosen or appointed shall have expertise and/or experience in the oil and gas industry.

(b) Nothing in this Section shall be deemed to preclude any party from applying to any court of competent jurisdiction at any time prior to the formation of the arbitration panel (including before or during the twenty (20) day negotiation period referenced in the first sentence of this Section) for injunctive, provisional or other emergency relief pertaining to the subject matter of a controversy, claim or dispute that is arbitrable hereunder, or applying for such relief in aid of arbitration after formation of the arbitration panel, where (i) the arbitration award to which the party may be entitled may be rendered ineffectual without such relief, (ii) the party seeking such relief is not in breach of this Section, and (iii) the relief sought will not materially delay or frustrate the arbitration. The grant or denial of any court-ordered relief pursuant to this paragraph shall not constitute or be deemed to be a ruling on the merits of the matter to be arbitrated, nor shall any application for such relief be deemed to be a waiver of any right to arbitration hereunder.

(c) The parties hereby agree that the costs and expenses, including attorneys’ fees, incurred in connection with any arbitration or court proceeding hereunder shall be awarded in favor of the prevailing party and against the losing party as determined by the arbitration panel or court, as the case may be.

5.10 COMPLETE AGREEMENT: This Agreement and the exhibits hereto embody the complete understanding between the parties with respect to the subject-matter hereof, and no oral agreement amending, revising, or supplementing this Agreement shall be binding on either party unless reduced to writing and executed by both parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and representatives as of the date first above written.

NEW SOURCE ENERGY PARTNERS L.P.

By:	New Source Energy GP, LLC, its general partner

By:
Name:
Title:

NEW SOURCE ENERGY GP, LLC

By:
Name:
Title:

NEW SOURCE ENERGY CORPORATION

By:
Name:
Title:

NEW DOMINION, LLC

By:
Name:
Title: